VAALCO Energy, Inc. Announces North Sea Farm-in

HOUSTON, Feb. 6 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (NYSE: EGY) (the "Company") today announced the signing of a farm-in agreement with Century Exploration (UK) Ltd. (Operator)

VAALCO will pay a portion of the well costs to earn a 25% working interest in an exploration well to be drilled in Block 48/25c located in the Southern Gas Basin of the North Sea.

The well will target the lower Rotliegende sands at a total vertical depth of approximately 7,900 feet. The estimated well cost is $20 million and operations are expected to commence in the third quarter of 2008.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO's strategy is to increase reserves and production through the exploration of oil and natural gas properties with high emphasis on international opportunities. The Company's properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

This press release includes "forward-looking statements" as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, inflation, lack of availability, goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO's annual report on form 10K/A for the year ended December 31, 2006 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.